Exhibit 99.1

Access National Declares Dividend, Reports First Quarter Earnings

RESTON, Va.--(BUSINESS WIRE)--April 18, 2014--Access National Corporation (NASDAQ: ANCX), parent company for Access National Bank (Bank), reported first quarter 2014 net income of $2.4 million, or $0.23 per share. This represents the Corporation’s 55th consecutive quarterly profit over its 57 quarter history. Consistent with management’s stated objective of a 40%-50% payout ratio against core earnings, the Board of Directors declared a cash dividend of $0.12 per share for holders of record as of May 5, 2014 and payable on May 23, 2014. The increase in routine dividend reflects Management’s favorable performance outlook and comfort with a favorable capital position.

Overall, first quarter 2014 pretax earnings fell when compared to first quarter 2013 pretax earnings by $2.3 million due to the significant decrease in mortgage segment pretax earnings of $2.8 million. Positively offsetting the reduction in mortgage segment pretax earnings was an increase in banking segment pretax earnings of 10% or $383 thousand during the first quarter of 2014 in comparison to the first quarter of 2013. Even with the drastic reduction in volume, the mortgage division was able to reduce its overhead during 2013 to allow for a break-even performance in the first quarter 2014. Pretax earnings were also positively impacted by a $178 thousand reduction in pretax loss of the Wealth Management Segment that resulted in near break-even performance for the first quarter of 2014 when compared to the first quarter of 2013.

Net interest margin for the first quarter 2014 increased to 3.78% from 3.73% for the same period in 2013. On a linked quarter basis, the margin decreased from 3.89% for the three months ended December 31, 2013 due to decreased yields in the investment and loan portfolios.

On a consolidated basis, the Corporation reported annualized return on average assets of 1.10% and 1.66% for the three month periods ended March 31, 2014 and 2013, respectively. Meanwhile, the annualized return on average equity was 10.43% and 15.95% for the three month periods ended March 31, 2014 and 2013, respectively.

Total assets at March 31, 2014 amounted to $926.8 million compared to $847.2 million at December 31, 2013, an overall increase of $79.6 million. Growth in loans held for investment of $29.8 million along with a $36.1 million increase in interest-bearing balances as well as a $9.0 million growth in investment securities accounted for the majority of the increase. The first quarter of 2014 reflected loan growth in all categories of the loans held for investment portfolio. Overall, the portfolio of loans held for investment grew at an annualized rate of 17.35%.

The increase in total deposits at March 31, 2014 of $232.5 million when compared to December 31, 2013 was due mainly to an increase in demand deposits of $39.2 million, an increase in interest-bearing demand deposits of $30.5 million, an increase in savings and money market deposits of $9.2 million, and an increase in Certificate of Deposit Account Registry Service (CDARS) deposits totaling $152.6 million. The deliberate increase in CDARS during the most recent period was to retire the elevated level of short-term borrowings as of December 31, 2013. Management continues to focus on expanding business banking relationships as evidenced by the growth in demand deposits.

Non-performing assets (NPAs) remained stable at $2.5 million at March 31, 2014 as well as December 31, 2013, representing 0.27% and 0.30% of total assets, respectively. The Corporation did not have other real estate owned at March 31, 2014. The allowance for loan losses totaled $13.2 million or 1.84% of total loans held for investment as of March 31, 2014.

Effective February 1, 2014, the Corporation completed the acquisition of accounts from two local wealth management practices that added $167 million of assets under management (AUM) and ended the period with consolidated AUM of $432 million. Leadership of the two acquired practices is being assimilated within the Corporation's current Wealth Management Segment leadership and is expected to remain long-term with the Corporation. In connection with these transactions, the Corporation issued 24,017 shares of restricted stock and recorded $1.5 million of goodwill that is reported under other assets on the consolidated balance sheet. The accounts acquired in these transactions are consistent in geography and style of the Corporation’s existing book of business and target market and are expected to create opportunities for synergistic growth. The Corporation plans to continue efforts on growing the Wealth Management Segment to further enhance the client value proposition and deliver a meaningful and stable source of non-interest income.

Book value per common share increased from $8.79 at December 31, 2013 to $9.00 at March 31, 2014. The ratio of total equity to total assets for Access National Corporation and its subsidiary bank was 10.10% at March 31, 2014 and continued to exceed standards of being “Well Capitalized” as set forth under banking regulations.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank serving the business community of the greater Washington DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. Shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

Access National Corporation
Consolidated Balance Sheet

	March 31,	December 31,	March 31,
	2014	2013	2013
(In Thousands Except for Share and Per Share Data)	(Unaudited)		(Unaudited)

ASSETS

Cash and due from banks	$10,816	$8,117	$8,780

Interest-bearing balances and federal funds sold	51,354	15,302	43,241

Investment securities:
Available-for-sale, at fair value	90,595	76,552	68,538
Held-to-maturity, at amortized cost (fair value of $10,938, $15,659 and $31,096)	11,273	16,277	30,854
Total investment securities	101,868	92,829	99,392

Restricted Stock, at amortized cost	1,761	8,559	2,034

Loans held for sale - at fair value	27,217	24,353	69,587

Loans held for investment
net of allowance for loan losses of $13,171, $13,136 and $12,860, respectively	703,686	673,919	626,836

Premises, equipment and land, net	8,368	8,389	8,539

Other assets	21,730	15,714	17,952

Total assets	$926,800	$847,182	$876,361

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Noninterest-bearing deposits	$229,059	$189,908	$184,785

Savings and interest-bearing deposits	239,795	200,196	187,223

Time deposits	336,570	182,868	361,159

Total deposits	805,424	572,972	733,167

Short-term borrowings	17,646	172,855	32,258

Subordinated debentures	-	-	6,186

Other liabilities and accrued expenses	10,153	10,221	10,777

Total Liabilities	833,223	756,048	782,388

SHAREHOLDERS' EQUITY
Common stock $0.835 par value; 60,000,000 authorized; issued and outstanding, 10,402,324, 10,369,420 and 10,329,104 shares, respectively	8,686	8,659	8,625

Additional paid in capital	17,814	17,320	17,270

Retained earnings	68,392	67,121	68,159

Accumulated other comprehensive income (loss), net	(1,315)	(1,966)	(81)

Total shareholders' equity	93,577	91,134	93,973

Total liabilities and shareholders' equity	$926,800	$847,182	$876,361

Access National Corporation
Consolidated Statement of Operations

	Three Months Ended
	March 31, 2014	March 31, 2013
(In Thousands Except for Share and Per Share Data)	(unaudited)	(unaudited)

INTEREST INCOME
Interest and fees on loans	$8,459	$8,596

Interest on federal funds sold and bank balances	18	25

Interest on securities	468	535
Total interest income	8,945	9,156

INTEREST EXPENSE
Interest on deposits	728	1,001

Interest on other borrowings	76	66
Total interest expense	804	1,067
Net interest income	8,141	8,089

Provision for loan losses	-	225
Net interest income after provision for loan losses	8,141	7,864

NONINTEREST INCOME
Service charges and fees	177	169

Gain on sale of loans	1,728	7,881

Other Income	1,351	2,794
Total noninterest income	3,256	10,844

NONINTEREST EXPENSE
Salaries and benefits	4,887	8,069

Occupancy and equipment	707	704

Other operating expense	2,063	3,882
Total noninterest expense	7,657	12,655
Income before income tax	3,740	6,053

Income tax expense	1,326	2,369
NET INCOME	2,414	3,684

Earnings per common share:
Basic	$0.23	$0.36
Diluted	$0.23	$0.35

Average outstanding shares:
Basic	10,391,080	10,322,623
Diluted	10,447,085	10,437,600

Performance and Capital Ratios

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	December 31,	December 31,
(Dollars In Thousands Except for Share and Per Share Data)	2014	2013	2013	2012

Return on average assets (annualized)	1.10%	1.66%	1.55%	2.15%
Return on average equity (annualized)	10.43%	15.95%	14.00%	19.68%
Net interest margin	3.78%	3.73%	3.85%	3.94%
Efficiency ratio - Bank only	50.98%	53.22%	49.50%	51.71%
Total average equity to earning assets	10.75%	10.66%	11.28%	11.24%

Averages
Assets	$879,984	$888,589	$854,572	$826,233
Loans held for investment	698,429	626,504	648,744	583,724
Loans held for sale	18,708	74,768	42,667	78,543
Interest-bearing deposits & federal funds sold	39,251	58,935	46,217	33,272
Investment securities	102,398	106,644	97,260	105,520
Earning assets	861,170	866,906	836,129	800,917
Interest-bearing deposits	441,757	575,786	485,860	526,346
Total deposits	638,211	744,843	678,531	672,693
Repurchase agreements & federal funds purchased	23,374	30,389	25,524	26,744
Commercial paper & other short term borrowings	115,944	5,056	43,077	14,748
Long-term borrowings	-	6,186	3,135	9,201
Equity	$92,593	$92,397	$94,352	$90,047

Banking segment - income before taxes	$4,181	$3,798	$17,330	$14,730
Mortgage segment - income before taxes	$3	$2,808	$4,879	$15,656
Wealth Management segment - loss before taxes	$(8)	$(186)	$(751)	$(838)
Other segments - income before taxes	$(436)	$(367)	$(1,017)	$(1,117)
Mortgage loan originations and brokered loans	$70,570	$217,680	$574,951	$1,130,089
Gain on sale of mortgage loans net hedging activity	$2,293	$10,367	$24,669	$50,161
Allowance for losses on mortgage loans sold	$4,645	$4,475	$4,645	$4,376
Wealth Management segment - assets under management	$432,000	$183,000	$257,000	$190,000

Book value per common share	$9.00	$9.10	$8.79	$8.85

Composition of Loan Portfolio

	March 31, 2014		December 31, 2013
(Dollars In Thousands)		Percentage of		Percentage of
	Amount	Total	Amount	Total

Commercial real estate - owner occupied	$204,725	28.56%	$196,804	28.65%
Commercial real estate - non-owner occupied	93,366	13.02	90,676	13.20
Residential real estate	176,914	24.68	173,639	25.27
Commercial	192,890	26.91	182,220	26.52
Real estate construction	42,766	5.97	38,842	5.65
Consumer	6,196	0.86	4,874	0.71
Total loans	$716,857	100.00%	$687,055	100.00%
Less allowance for loan losses	13,171		13,136
	$703,686		$673,919

Composition of Deposits

	March 31, 2014		December 31, 2013
(Dollars In Thousands)		Percentage of		Percentage of
	Amount	Total	Amount	Total

Demand deposits	$229,059	28.44%	$189,908	33.14%
Interest-bearing demand deposits	116,195	14.43	85,735	14.96
Savings and money market	123,358	15.32	114,169	19.93
CDARS-time deposits	200,142	24.85	47,535	8.30
Brokered deposits	13,709	1.69	14,103	2.46
Time deposits	122,961	15.27	121,522	21.21
Total Deposits	$805,424	100.00%	$572,972	100.00%

Asset Quality Trend Profile

	Three Months	Twelve Months	Nine Months	Six Months	Three Months
	Ended	Ended	Ended	Ended	Ended
(Dollars In Thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Total assets	$926,800	$847,182	$846,564	$841,683	$876,361
Total loans held for investment	$716,857	$687,055	$654,807	$641,464	$639,696

Allowance for loan losses - beginning balance	$13,136	$12,500	$12,500	$12,500	$12,500
Charge offs	(16)	(541)	(476)	-	-
Recoveries	51	502	326	282	135
Net charge offs	35	(39)	(150)	282	135
Provision for loan losses	-	675	675	225	225
Allowance for loan losses - ending balance	$13,171	$13,136	$13,025	$13,007	$12,860

Allowance for loan losses/loans held for investment	1.84%	1.91%	1.99%	2.03%	2.01%

Delinquent 30 - 90 days	$-	$-	$-	$1,070	$671
Percentage of loans delinquent	0.00%	0.00%	0.00%	0.17%	0.10%

Non-accrual loans	$2,510	$2,535	$2,902	$2,299	$1,738
OREO	$-	$-	$-	$-	$-
Total NPA	$2,510	$2,535	$2,902	$2,299	$1,738

NPA to total assets	0.27%	0.30%	0.34%	0.27%	0.20%
Allowance for loan losses/NPA	524.74%	518.19%	448.83%	565.77%	739.93%

OREO Expense	$-	$40	$40	$40	$39
Gain on Sale of OREO	$-	$-	$-	$-	$-
OREO expense net	$-	$40	$40	$40	$39

Allowance for losses on mortgage loans sold	$4,645	$4,645	$4,645	$4,645	$4,475
Provision for losses on mortgage loans sold	$-	$388	$388	$388	$218

Yield on Average Earning Assets and Rates on Average Interest-Bearing Liabilities
Three Months Ended

	March 31, 2014			March 31, 2013
	Average	Income /	Yield /	Average	Income /	Yield /
(Dollars In Thousands)	Balance	Expense	Rate	Balance	Expense	Rate

Assets:
Interest-earning assets:
Securities	$104,782	$468	1.79%	$106,697	$535	2.00%
Loans held for sale	18,708	202	4.32%	74,768	614	3.28%
Loans(1)	698,429	8,257	4.73%	626,504	7,982	5.10%
Interest-bearing balances and federal funds sold	39,251	18	0.18%	58,937	25	0.17%
Total interest-earning assets	861,170	8,945	4.15%	866,906	9,156	4.22%
Noninterest-earning assets:
Cash and due from banks	7,609			11,386
Premises, land and equipment	8,379			8,544
Other assets	16,007			14,361
Less: allowance for loan losses	(13,181)			(12,608)
Total noninterest-earning assets	18,814			21,683
Total Assets	$879,984			$888,589

Liabilities and Shareholders' Equity:
Interest-bearing deposits:
Interest-bearing demand deposits	$105,816	58	0.22%	$85,053	42	0.20%
Money market deposit accounts	114,119	57	0.20%	118,927	89	0.30%
Savings accounts	2,868	2	0.28%	2,444	1	0.14%
Time deposits	218,954	611	1.12%	369,362	869	0.94%
Total interest-bearing deposits	441,757	728	0.66%	575,786	1,001	0.70%
Borrowings:
FHLB Advances	115,944	70	0.24%	5,056	4	0.32%
Securities sold under agreements to repurchase and federal funds purchased	23,374	6	0.10%	30,389	9	0.11%
Subordinated Debentures	-	-	0.00%	6,186	53	3.43%
Total borrowings	139,318	76	0.22%	41,631	66	0.63%
Total interest-bearing deposits and borrowings	581,075	804	0.55%	617,417	1,067	0.69%
Noninterest-bearing liabilities:
Demand deposits	196,454			169,056
Other liabilities	9,861			9,719
Total liabilities	787,390			796,192
Shareholders' Equity	92,594			92,397
Total Liabilities and Shareholders' Equity:	$879,984			$888,589

Interest Spread(2)			3.60%			3.53%

Net Interest Margin(3)		$8,141	3.78%		$8,089	3.73%

(1)	Loans placed on nonaccrual status are included in loan balances
(2)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest-bearing liabilities.
(3)	Net interest margin is net interest income, expressed as a percentage of average earning assets.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100